Exhibit 10.1

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 27, 2013 by and among Cresta Fund Ltd., a private company limited by shares domiciled in Mauritius and duly licensed as a collective investment scheme expert fund for investments into Asian and other global markets (the “Purchaser”), and American Railcar Industries Inc., a North Dakota corporation (the “Seller”).
WHEREAS, the Seller directly owns all of the issued and outstanding shares (the “Shares”) of American Railcar Mauritius I (the “Company”);
WHEREAS, the Company directly owns all of the issued and outstanding shares of American Railcar Mauritius II (“Mauritius II”);
WHEREAS, Mauritius II is a member of Amtek Railcar Industries Private Limited, pursuant to the Joint Venture Agreement dated as of June 18, 2008 between Amtek Transportation Systems Limited, a company incorporated under the provisions of the Company Act, 1956 of the Republic of India; and
WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, free and clear of any and all Liens (as defined herein), all of the Shares of the Company for an aggregate purchase price of US$2,300,000.00 as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I.

PURCHASE AND SALE; CLOSING
Section 1.1.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, convey, assign, transfer and deliver to the Purchaser (subject to receipt of the payment provided herein), and the Purchaser agrees to purchase from the Seller, all of the Shares of the Company (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).
Section 1.2.    Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Purchaser of the Purchased Shares, the Purchaser shall pay to the Seller an aggregate purchase price of US$2,300,000.00 (the “Purchase Price”) without reduction for withholding or offset of any kind. Any payments to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.
Section 1.3.    Expenses. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.
Section 1.4.    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and time as may be agreed between the Parties (the “Closing Date”). Closing shall take place at the registered office of the Company on the Closing Date.
Section 1.5.    Closing Delivery. On the Closing Date, in accordance with Section 1.1 hereof, the following shall occur simultaneously with a duly constituted Board meeting of the Company:
(a)     The Purchaser shall pay or cause to be paid to the Seller the Purchase Price, by wire transfer of immediately available United States Dollars to such account specified on Schedule A.
(b)     Immediately upon confirmation of receipt of such funds, the Seller shall deliver or cause to be delivered one or more original share certificates evidencing the Purchased Shares, each duly stamped, with stock transfer endorsed and completed in the name of the Purchaser to Purchaser.
(c)     The Board members appointed by Seller will approve a resolution, if proposed and approved by all other Board members directing the name of the Purchaser to be entered in the Register of Members as the registered holder of the Purchased Shares and recording the sale and transfer of the Purchased Shares in the Company's Share Transfer Register;
(d)     The Board members appointed by Seller will approve a resolution, if proposed and approved by all other Board members appointing nominees of Purchaser as directors on the Board of the Company;
(e)     All the Seller's nominee directors on the Board, shall submit their resignation letters to the Board for the purpose of resigning as directors on the Board, on and from the Closing Date;
(f)     the Seller shall deliver to a representative of Cim Fund Services Ltd., Mauritius (being the person authorized by the Company and the Purchaser to accept delivery), all items, deeds and documents etc. relating to the secretarial, administrative, financial, accounting and past records of the Company which were in the possession of the Seller or its directors/officers (who were directors/officers of the Seller in the Company prior to the Closing Date).

(g)     Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.
Article II.

COVENANTS
Section 2.1.    Public Filings. Promptly following the execution of this Agreement, the Seller or its duly authorized representative shall file with the appropriate governmental authorities in Mauritius such filings as may be required to notify and seek approval from such governmental authorities for the transaction of the sale and purchase of the Purchased Shares of the Company. Further, promptly following the Closing Date, the Seller may file with the United States Securities and Exchange Commission such filings as Seller determines to announce the consummation of the sale of the Purchased Shares to Purchaser.
Section 2.2.    Joint Venture Agreement. Immediately following the Closing, none of the Seller nor any of its affiliates will directly or indirectly beneficially own any equity interest in the Company or Mauritius II.
Section 2.3.    Release of Liability. Except solely to the extent expressly set forth in this Agreement, the Purchased Shares are sold to the Purchaser on a non-recourse basis in relation to the Seller, and accordingly, the Purchaser hereby waives, releases and renounces: (a) any and all other warranties, representations, indemnities, guarantees, obligations and liabilities of any kind on the part of the Seller, and (b) any and all losses, claims, damages, liabilities, demands, causes of actions, rights and remedies of the Purchaser as against the Seller, express or implied, arising by law or otherwise, in each case, with respect to the Purchased Shares.
Section 2.4.    Resignations. The parties hereto agree and acknowledge that from and after the Closing, all directors will immediately resign from the Board of Directors (as well as from all committees and sub-committees) as well as from any director or officer positions of the Company or Mauritius II (collectively, the “Resignations”) and that the Resignations shall automatically become effective upon the Closing.
Article III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby makes the following representations and warranties to the Purchaser:
Section 3.1.    Existence; Authority. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 3.2.    Enforceability. This Agreement has been duly and validly executed and delivered by the Seller, and, assuming due and valid authorization, execution and delivery by the Purchaser, this Agreement will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. The sale of the Purchased Shares by the Seller (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Seller.
Section 3.3.    Ownership. The Seller is the beneficial owner of the Purchased Shares, free and clear of any and all Liens. The Seller has full power and authority to transfer full legal ownership of the Purchased Shares to the Purchaser, and except as provided in Section 2.1 above, the Seller is not required to obtain the approval of any person or governmental agency or organization to effect the sale of the Purchased Shares. The Company does not own any other assets except for its equity interest in Mauritius II.
Section 3.4.    Good Title Conveyed. All Purchased Shares sold by the Seller hereunder, shall be free and clear of any and all Liens, and upon payment of the Purchase Price in accordance with this Agreement, good, valid and marketable title to the Purchased Shares will effectively vest in the Purchaser at the Closing.
Section 3.5.    Other Acknowledgments.
(a)    The Seller further represents that it has made an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Purchaser, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, the Seller is not relying on the Purchaser (or any agent or representative thereof). The Seller has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. The Seller acknowledges that none of the Purchaser or any of its directors, officers, subsidiaries or affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.
Article IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser makes the following representations and warranties to the Seller:
Section 4.1.    Existence; Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Mauritius. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
Section 4.2.    Enforceability. This Agreement has been duly and validly executed, and, assuming due and valid authorization, execution and delivery by the Seller, this Agreement will constitute a legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. The purchase of the Purchased Shares by the Purchaser (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.3.    Other Acknowledgments.
(a)    The Purchaser further represents that it has made an informed decision regarding the purchase of the Purchased Shares and has, independently and without reliance upon the Seller, made its or his own analysis and decision to purchase the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the purchase of the Purchased Shares, the Purchaser is not relying on the Seller (or any agent or representative thereof). The Purchaser has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the purchase of the Purchased Shares. The Purchaser acknowledges that none of the Seller or any of its directors, officers, subsidiaries or affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.
(b)    The Purchaser further acknowledges that except representations, warranties, promises or undertakings of the Seller expressly set out in this Agreement, no other representation, warranty, promise or undertaking of the Seller has induced or influenced the Purchaser to enter into, or agree to any terms or conditions of, this Agreement. The Purchaser has conducted and made its own legal and financial due diligence, investigations, evaluations, advice and knowledge in respect of the decision to purchase the Purchased Shares.
Section 4.4.    Anti-Money Laundering; OFAC; FCPA
(b)    The Purchaser and its affiliates (A) are in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act, 12 U.S.C. § 95 (a) et seq., and the International Emergency Economic Powers Act, 50 U.S.C. § 1701, et seq., as the same apply to it or its activities; and (B) are not now, nor have ever been, under investigation by any governmental authority for, nor have been charged with or convicted of a crime under, 18 U.S.C. §§ 1956 or 1957.

(c)    Neither Seller nor its affiliates, acting or benefiting, directly or indirectly, in any capacity in connection with this Agreement or any of the transactions contemplated hereby, is named as a “specially designated national (SDN) or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website (http://www.treasury.gov/ofac/downloads/t11sdn.pdf) or at any replacement website or other replacement official publication of such list.
(d)    None of the funds or other assets of Purchaser or its affiliates constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government, subject to trade restrictions under U.S. law, including but not limited to, (A) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., (B) The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and (C) any Executive Orders or regulations promulgated thereunder, with the result that sale to Purchaser or any Person owning a direct or indirect interest in Purchaser is prohibited by law.

Article V.
INDEMNIFICATION
Section 5.1.    Purchaser and its affiliates, jointly and severally, agree to indemnify and hold harmless the Seller and each of its officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, demands, causes of actions and expenses to which any such Indemnified Person may become subject, arising out of, relating to, or in connection with the breach of any of its representations and warranties, covenants or agreements contained in this Agreement.
Section 5.2.    The Seller shall indemnify, defend and hold harmless, the Company and the Purchaser against any capital gains tax obligation and/or withholding tax obligation, if any on account of capital gain tax including any interest or penalties with respect to such capital gains tax and/or withholding tax whether in US or in India arising from the sale by Purchaser of Purchased Shares hereunder. Further, where any proceedings is initiated by the Indian Tax authorities on Seller, its affiliates, the Purchaser or the Company with respect to the Capital Gains Tax and/or withholding obligation on account of such capital gain tax, the Seller, Purchaser and Company shall each provide their full co-operation and support to one another to prosecute and defend such proceedings including providing access to and copies of all applicable documents. All cost of such proceedings will be borne by Purchaser.
Article VI.
MISCELLANEOUS
Section 6.1.    Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement to the other party hereto.
Section 6.2.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:
If to the Purchaser:
Cim Fund Services Ltd
33, Edith Cavell Street
Port-Louis, Mauritius
Tel + 230 212 9800
khushal.joyram@cimglobalbusiness.com

If to the Seller:
American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 66301
United States of America
Tel +1 (636) 940 – 6054
mobertop@americanrailcar.com

Section 6.3.    Certain Definitions. As used in this Agreement, the Purchaser and the Seller are referred to herein individually as a “party” and collectively as “parties.”
Section 6.4.    Specific Performance. The Purchaser and the Seller acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 6.5.    No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 6.6.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 6.7.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.
Section 6.8.    Entire Agreement; Amendments. This Agreement (including any Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.
Section 6.9.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.10.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.
Section 6.11.    Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of New York for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.
Section 6.12.    Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
Section 6.13.    Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 6.14.    Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

CRESTA FUND LTD.

By:_____________________________
Name:
Title:

AMERICAN RAILCAR INDUSTRIES INC.

By: _____________________________
Name:
Title:

Agreed and Consented with respect to Sections 1 and 5.2
Amtek Railcar Industries Private Limited
By: _____________________________
Name:
Title: